Exhibit 99.1

InSite Vision Reports First Quarter 2008 Results

International AzaSite Progress Marked by New Agreements for South America and Turkey

New CMO and VP Operations Strengthen Team to Manage Expanding Product Portfolio and Operations

$60 million Non-recourse, Non-dilutive Financing to Enable Pipeline Growth

ALAMEDA, Calif.--(BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) today reported financial results for the first quarter ended March 31, 2008.

The Company reported total revenue for the first quarter 2008 of $7.9 million compared to $929 thousand in the first quarter of 2007. The majority of the revenue for the three months ended March 31, 2008 reflects the amortization of the upfront license fee and milestone payment previously received under the Company’s license agreement with Inspire Pharmaceuticals. Revenue for the first quarter 2008 also includes a royalty payment from Inspire of $382 thousand for first quarter 2008 sales of AzaSite® (azithromycin ophthalmic solution) 1%.

Net income for the first quarter ended March 31, 2008 was $970 thousand, or $0.01 per basic share, compared to a net loss of $2.6 million, or $(0.03) per share for the first quarter of 2007.

Research and development (R&D) expenses increased to $4.0 million compared to $1.9 million for the first three months of 2007. The increase was largely due to the Phase 3 trial expenses for ISV-502 (AzaSite Plus).

General and administrative (G&A) expenses increased to $2.0 million in the first quarter of 2008 compared to $1.5 million in the first quarter of 2007. This increase mainly reflects higher personnel related expenses associated with an increase in headcount, salary and health insurance cost increases and higher non-cash stock-based compensation.

InSite had cash and cash equivalents and restricted cash and short-term investments of $61.8 million at March 31, 2008, compared with $11.6 million at December 31, 2007. On February 25, 2008, the Company announced a $60.0 million private placement of debt to institutional investors secured by royalties from sales of AzaSite in the United States and Canada. Net proceeds to InSite totaled slightly more than $55.0 million due to almost $5.0 million of transaction fees. A further $5.0 million was deposited in a restricted interest reserve account to support the payment of interest on the notes until February 15, 2010.

“So far in 2008, we have expanded our ability to penetrate the $600 million international market for AzaSite by adding two additional partners, Biem in Turkey and Bioceutica for four countries in South America, bringing our total number of international distribution agreements to four,” said S. Kumar Chandrasekaran, Ph.D., Chairman and Chief Executive Officer. “Further, we added two new senior managers to our team, who – combined with the cash infusion of our non-dilutive, non-recourse financing of $60.0 million in February – bolster our on-going transformation to a multiple-product development organization.”

Guidance for 2008 Operating Expenses

InSite also today reiterated its forward-looking guidance with respect to operating expenses in 2008.

For the year ending December 31, 2008, total operating expenses are anticipated to be approximately $18.0 to $23.0 million, including $12.0 to $16.0 million for R&D expenses that would include expenditures for clinical trials of ISV-502 (AzaSite Plus) and AzaSite Otic™. SG&A expenses are expected to be in the range of $6.0 to $7.0 million.

Highlights 2008

AzaSite

InSite Vision signed two additional international licensing and distribution agreements:

  Biem, which initially will target Turkey – April 28, 2008
  Bioceutica, which will target four South American countries: Argentina, Chile, Paraguay, and Uruguay – March 31, 2008

Inspire Pharmaceuticals published data resulting from Inspire-sponsored post-marketing clinical and non-clinical studies of AzaSite.

  “Evaluation of MMP2/9 Modulation by Azithromycin and DuraSite on Corneal Epithelial Cells in vitro,” provides preliminary data from exploring the effects of AzaSite on corneal wound healing. Presented at the 2008 Association for Research in Vision and Ophthalmology (ARV0) annual meeting April 27 – May 1, 2008 in Ft. Lauderdale, Florida,
  “Comparison of AzaSite and Azithromycin 1% for Bacterial Conjunctivitis” compares the ocular distribution of AzaSite to azithromycin delivered through an aqueous formulation and also demonstrates the tissue distribution and pharmacokinetics of azithromycin after the approved dosing regimen of AzaSite. Presented at the American Society of Cataract and Refractive Surgery 2008 Symposium on April 4-9, 2008

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Corporate

  Announced new Vice President, Operations, Surendra Patel, to lead and direct all operational activities including manufacturing of AzaSite for international partners – April 23, 2008
  Announced new Chief Medical Officer, Kamran Hosseini, M.D., Ph.D., to lead and direct the overall preclinical and clinical activities for the company’s multiple-product pipeline – February 26, 2008
  Closed a private placement of $60 million in aggregate principal amount of non-convertible, non-recourse promissory notes. The notes will be repaid only from royalties on sales of AzaSite in the United States and Canada. – February 25, 2008.

Conference Call Today

S. Kumar Chandrasekaran, Chairman and CEO, will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the Company’s first quarter 2008 results.

Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call today by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international. All callers will have to enter the account number 286 and conference ID 283202.

The live conference call will be webcast simultaneously and available on the Investor Relations page of the Company’s website at www.insitevision.com. A recording of the call will be available on the website for 90 days following completion of the conference call. In addition, this earnings release will be posted to the Company’s website and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

About InSite Vision

InSite Vision develops novel topical anti-infective products for eyes and ears, including AzaSite® (azithromycin ophthalmic solution) 1% which was launched in the United States by Inspire Pharmaceuticals for the topical treatment of bacterial conjunctivitis (pink eye). InSite has filed a New Drug Submission (NDS) with Health Canada seeking regulatory approval for Inspire to market AzaSite in Canada. In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; with Bioceutica, Inc. for four countries in South America; and Biem, initially for Turkey; and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 (AzaSite Plus™) in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need. In addition, InSite is evaluating the use of its product platform for ear infections with the product candidate, AzaSite Otic™ in preclinical development. The company is also developing AzaSite Xtra, a product designed to assist in penetrating international markets. Additional information is available about the company at: http://www.insitevision.com

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Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s projected net operating expenses for 2008, InSite’s plans to advance its AzaSite family of products and strengthen its management team, InSite’s plans regarding further marketing and distribution of AzaSite outside its currently licensed territories, the size of the market opportunity for AzaSite outside the U.S. and Canada; InSite’s corporate goals over the next two to three years, and InSite’s plans for products outside of its AzaSite franchise, both within and outside of the ophthalmic market. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the ability of InSite to enter into corporate collaborations for AzaSite outside its currently licensed territories, and with respect to its other product candidates, including AzaSite Plus; Inspire’s ability to successfully market AzaSite in the United States and Canada; InSite’s ability to commence clinical trials with respect to its various product candidates and the results of such trials; the clinical results of InSite’s product candidates; InSite Vision’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, AzaSite Plus, AzaSite Xtra and AzaSite Otic; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to AzaSite Plus and AzaSite Otic. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date

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InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2008 and 2007
(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2008	2007
Revenues:
Licensing fee and milestone amortization	$7,449	$929
Royalties	382	-
Other product and service revenue	100	-
Total	7,931	929
Cost of revenues	67	3
Operating expenses:
Research and development	3,987	1,852
General and administrative	2,005	1,549
Total	5,992	3,401
Income (loss) from operations	1,872	(2,475)
Interest income (expense) and other income, net	(902)	(100)
Net income (loss)	$970	$(2,575)
Net income (loss) per share:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)
Shares used to calculate net income (loss) per share:
Basic	94,585	93,391
Diluted	95,004	93,391

Condensed Consolidated Balance Sheets
At March 31, 2008 and December 31, 2007
(in thousands; unaudited)
	March 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$56,683	$11,532
Restricted cash and short-term investments	5,092	75
Prepaid expenses and other current assets	1,325	2,067
Deferred debt issue costs	4,644	-
Property and equipment, net	1,482	1,338
Total assets	$69,226	$15,012

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$3,478	$4,085
Accrued interest payable	1,040	-
Deferred revenue	2,695	10,145
Long-term notes payable	60,000	-
Capital lease obligation	32	36
Stockholders' equity	1,981	746
Total liabilities and stockholders' equity	$69,226	$15,012

CONTACT:
InSite Vision Incorporated
Joyce Strand, 510-747-1220